Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 17 Dated September 19, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $144,500,000
Price to Public: 100%	Proceeds to HFC: 99.97%
Issue Date: September 25, 2001	Stated Maturity: September 25, 2002
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on September 24, 2001.
Interest Rate Basis: Prime Rate
Spread or Spread Multiplier: Plus -2.86% (-286 basis points)
Interest Payment Dates: On the 25th of March, June, September, December of each year, commencing December 26, 2001, and the Stated Maturity.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Determination Date: On the Business Day prior to each Interest Reset Date.

Interest Reset Date: On each Business Day, except that the Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity: Daily.
Agent:
Merrill Lynch & Co.	$50,000,000
Banc of America Securities LLC	$30,000,000
Commerzbank Capital Markets Corporation	$50,000,000
Salomon Smith Barney Inc.	$14,500,000

Agent's Discount or Commission: .03%